Exhibit 99.2

Summary Unaudited Historical and Pro Forma Condensed Consolidated Financial Data of

Caesars Entertainment Operating Company, Inc.

The following table presents the unaudited historical condensed consolidated financial data of CEOC and its consolidated subsidiaries for the years ended December 31, 2012 and 2013. CEOC does not report audited financial information on a stand-alone basis. Accordingly, the financial data presented herein for CEOC has been derived from CEC’s financial statements for the relevant periods, as adjusted to remove the historical financial information of all subsidiaries of and account balances at CEC that are not components of CEOC.

The summary unaudited pro forma condensed consolidated financial data of CEOC and its consolidated subsidiaries for the year ended December 31, 2013, have been prepared to give effect to the Disposition as if it had occurred on January 1, 2013, in the case of the summary unaudited pro forma condensed consolidated statement of operations data and other financial data, and to the Disposition as if had occurred on December 31, 2013, in the case of summary unaudited pro forma condensed consolidated balance sheet data. The pro forma adjustments are based upon available information and certain assumptions that are factually supportable and that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what the actual condensed consolidated results of operations or the condensed consolidated financial position of CEOC and its consolidated subsidiaries actually would have been if the Disposition had occurred at any given date, nor are they necessarily indicative of future condensed consolidated results of operations or condensed consolidated financial position.

You should read this data in conjunction with CEOC’s annual supplemental discussion and Financial Information for the periods ended December 31, 2012 and 2013, included in CEC’s Current Report on Form 8-K as Exhibit 99.1 filed with the SEC on April 15, 2014 (“CEC’s April 2014 Current Report”), which is incorporated by reference herein. The CEOC consolidated condensed financial statements and other financial information and disclosures presented in CEC’s April 2014 Current Report are unaudited and upon audit completion, such amounts and disclosures may change from what was presented therein. The financial information contained in CEC’s April 2014 Current Report contains certain adjusting information necessary to present CEOC’s standalone results on an annual basis; however, the periods presented therein other than the annual results may be subject to further adjustment to present those results on a quarterly basis.

	Historical		Pro Forma for the Disposition
(dollars in millions)	Year ended December 31, 2012 (1)	Year ended December 31, 2013	Year ended December 31, 2013
Income Statement Data
Revenues
Casino	$5,050.3	$4,641.1	$4,151.8
Food and beverage	1,002.1	995.8	881.5
Rooms	759.5	741.9	598.5
Management fees	47.3	59.2	59.2
Other	447.0	418.8	355.5
Reimbursable management costs	126.2	284.6	284.6
Less: casino promotional allowances	(899.4)	(827.1)	(717.7)

Net revenues	6,533.0	6,314.3	5,613.4

Operating Expenses
Direct
Casino	2,931.4	2,689.8	2,425.4
Food and beverage	409.4	412.0	364.6
Rooms	176.4	174.3	134.1
Property, general, administrative and other	1,423.5	1,423.7	1,234.0
Reimbursable management costs	126.2	284.6	284.6
Depreciation and amortization	553.9	435.4	398.5
Write-downs, reserves, and project opening costs, net of recoveries	65.7	91.9	75.4
Intangible and tangible asset impairment charges	1,054.1	1,975.6	1,975.6
Loss on interests in non-consolidated affiliates	18.9	20.7	20.7
Corporate expense	157.8	138.2	138.2
Acquisition and integration costs	5.8	13.4	13.4
Amortization of intangible assets	105.7	90.1	69.3

Total operating expenses	7,028.8	7,749.7	7,133.8

Loss from operations	(495.8)	(1,435.4)	(1,520.4)
Interest expense	(2,001.8)	(2,146.3)	(2,131.7)
Loss on early extinguishments of debt	(39.9)	(32.1)	(32.1)
Gain on partial sale of subsidiary	—	44.1	44.1
Other income, including interest income	14.3	15.3	15.1

Loss from continuing operations before income taxes	(2,523.2)	(3,554.4)	(3,625.0)
Income tax benefit	954.7	581.9	653.0

Loss from continuing operations, net of income taxes	$(1,568.5)	$(2,972.5)	$(2,972.0)
Discontinued operations
Loss from discontinued operations	(85.3)	(9.0)	(9.0)

	Historical		Pro Forma for the Disposition
	Year ended December 31, 2012 (1)	Year ended December 31, 2013	Year ended December 31, 2013
Income tax provision	(47.6)	(2.7)	(2.7)

Loss from discontinued operations, net of income taxes	(132.9)	(11.7)	(11.7)

Net loss	(1,701.4)	(2,984.2)	(2,983.7)
Less: net income attributable to noncontrolling interests	(4.4)	(4.4)	(4.4)

Net loss attributable to CEOC	$(1,705.8)	$(2,988.6)	$(2,988.1)

Other Financial Data
Capital expenditures, net of changes in construction payables	$425.1	$450.8	$315.9
Property EBITDA(2)	1,532.6	1,322.2	1,163.0
Ratio of earnings to fixed charges(3)	—	—	—

(1)	The amounts included in the tables above have been adjusted from amounts previously disclosed in Exhibit 99.1 to the Caesars Entertainment’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the discontinued operations of Alea Leeds. See Item 3, “Financial Statement Revisions” in CEOC’s financial information for the periods ended December 31, 2012 and 2013, included in CEC’s April 2014 Current Report, which is incorporated by reference herein. The CEOC consolidated condensed financial statements and other financial information and disclosures presented in CEC’s April 2014 Current Report are unaudited and upon audit completion, such amounts and disclosures may change from what was presented therein. The financial information contained in CEC’s April 2014 Current Report contains certain adjusting information necessary to present CEOC’s standalone results on an annual basis; however, the periods presented therein other than the annual results may be subject to further adjustment to present those results on a quarterly basis.
(2)	CEOC presents Property EBITDA as a supplemental measure of its performance. CEOC defines Property EBITDA as revenues less property operating expenses. Set forth below is a reconciliation of net income/(loss) attributable to CEOC, its most comparable measure in accordance with GAAP, to Property EBITDA. Property EBITDA is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that CEOC does not consider indicative of CEOC’s ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC’s future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in CEOC’s industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

	Historical		Pro Forma for the Disposition
(dollars in millions)	Year ended December 31, 2012 (2)	Year ended December 31, 2013	Year ended December 31, 2013
Net loss attributable to CEOC	$(1,705.8)	$(2,988.6)	$(2,988.1)
Net income attributable to noncontrolling interests	4.4	4.4	4.4

Net loss	(1,701.4)	(2,984.2)	(2,983.7)
Loss from discontinued operations, net of income taxes	132.9	11.7	11.7

Net loss from continuing operations, net of income taxes	(1,568.5)	(2,972.5)	(2,972.0)
Income tax benefit	(954.7)	(581.9)	(653.0)

Loss from continuing operations before income taxes	(2,523.2)	(3,554.4)	(3,625.0)
Other income, including interest income	(14.3)	(15.3)	(15.1)
Gain on partial sale of subsidiary	—	(44.1)	(44.1)
Loss on early extinguishment of debt	39.9	32.1	32.1
Interest expense	2,001.8	2,146.3	2,131.7

Loss from operations	(495.8)	(1,435.4)	(1,520.4)
Depreciation and amortization	553.9	435.4	398.5
Amortization of intangible assets	105.7	90.1	69.3
Impairment of intangible and tangible assets	1,054.1	1,975.6	1,975.6
Write-downs, reserves, and project opening costs, net of recoveries	65.7	91.9	75.4
Acquisition and integration costs	5.8	13.4	13.4
Loss on interests in non-consolidated affiliates	18.9	20.7	20.7
Corporate expense	157.8	138.2	138.2
EBITDA attributable to discontinued operations	66.5	(2.1)	(2.1)
Other adjustments for failed sale impact	—	(5.6)	(5.6)

Property EBITDA	$1,532.6	$1,322.2	$1,163.0

Property EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of CEOC’s results as reported under GAAP. For example, Property EBITDA:

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	excludes tax payments that represent a reduction in cash available to CEOC;

•	does not reflect CEOC’s corporate expenses not specifically related to its properties, including, without limitation, management fees that may be paid to the Sponsors;

•	does not reflect CEOC’s capital expenditures, future requirements for capital expenditures or contractual commitments; and

•	does not reflect other amounts such as project opening costs and other items, acquisition and integration costs, and other types of costs that are excluded from management’s performance measurement of its properties.

(3)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges and minority interests, excluding equity in undistributed earnings of less-than-50%-owned investments. Fixed charges include interest, amortization of debt expense, discount or premium related to indebtedness and such portion of rental expense management deems to be representative of interest. The method for calculating fixed charges for purposes of the ratio disclosed herein may differ from the method of calculating fixed charges under CEOC’s debt agreements. For the year ended December 31, 2012 and the year ended December 31, 2013, CEOC’s earnings were insufficient to cover its fixed charges by $441.2 million, $782.8 million, respectively. Pro forma for the Dispositions, for the year ended December 31, 2013, CEOC’s earnings were insufficient to cover its fixed charges by $926.8 million.

RISK FACTORS

Investing in our common stock involves risk. You should carefully consider the risk factors set forth below, as well as the other information contained in this offering memorandum. Any of these risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or a part of your original investment.

Risks Relating to our Common Stock and this Offering

There is no public market for our common stock and a market may never develop, which could result in purchasers in this offering being unable to monetize their investment.

Our common stock has not been registered under the Securities Act or any other securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act, other applicable securities laws and the transfer restrictions described under “Notice to Investors— Transfer Restrictions.” There is no established trading market for our common stock. Accordingly, you should be aware that you may not be able to readily resell the shares and may be required to bear the financial risk of an investment in the shares for an indefinite period of time.

Even if an active trading market develops, the market price of the common stock may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our share price include:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	conditions that impact demand for our products and services;

•	the public’s reaction to our press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track our business;

•	market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation, including gaming taxes;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	changes in our capital structure; and

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, in recent years, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the gaming, lodging, hospitality and entertainment industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce our share price.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities.

We cannot predict the size of future issuances of our common stock or other securities or the effect, if any, that future issuances and sales of our common stock or other securities will have on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

We are controlled by the Sponsors, whose interests may not be aligned with ours.

Hamlet Holdings LLC, a Delaware limited liability company (“Hamlet Holdings”), the members of which are comprised of individuals affiliated with each of the Sponsors, as of December 31, 2013, controls approximately 63.9% of Caesars Entertainment’s common stock, and controls Caesars Entertainment, pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares. As a result, the Sponsors control us. The interests of the Sponsors could conflict with or differ from the interests of other holders of our securities. For example, the concentration of beneficial ownership held by the Sponsors could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination, which another stockholder may otherwise view favorably. Additionally, the Sponsors are in the business of making or advising on investments in companies they hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. One or both of the Sponsors may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as Hamlet Holdings continues to hold the irrevocable proxy, they will continue to be able to strongly influence or effectively control our decisions.

Our stockholders are subject to extensive governmental regulation and if a stockholder is found unsuitable by the gaming authority, that stockholder would not be able to beneficially own our common stock directly or indirectly.

In many jurisdictions, gaming laws can require any of our stockholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities.

For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Nevada Gaming Commission, or the Gaming Commission, may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable shall apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board, or the Control Board, a sum of money which, in the sole discretion of the Control Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Control Board to pay final costs and charges. Additionally, under Ohio law, an institutional investor, which is broadly defined and includes any corporation that holds any amount of our stock, will be required to apply for and obtain a waiver of suitability determination.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only.

Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest. In Indiana, for example, a person may not have an ownership interest in more than two Indiana riverboat owner’s licenses.

We do not anticipate paying dividends on our common stock in the foreseeable future and you should not expect to receive dividends on shares of our common stock.

We have no present plans to pay cash dividends to our stockholders and, for the foreseeable future, intend to retain all of our earnings for use in our business. The declaration of any future dividends by us is within the discretion of our board of directors and will be dependent on our earnings, financial condition and capital requirements, as well as any other factors deemed relevant by our board of directors.

Our bylaws and certificate of incorporation contain provisions that could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Provisions of our bylaws and our certificate of incorporation may delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our directors. See “Description of Capital Stock.”

Our issuance of shares of preferred stock could delay or prevent a change of control of us. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock beneficially owned by Hamlet Holdings, could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Federal and state statutes allow courts, under specific circumstances, to void the incurrence of any obligation, or transfer of any property, including the issuance of debt or equity securities. In such circumstances, the sale of the shares of our common stock could be voided and the investors in this offering could lose the value of their investment or could be required to return any payments received on account of the equity.

If Caesars Entertainment becomes a debtor in a case under the U.S. Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law, a court may void the sale of the shares of CEOC’s common stock. A court might do so if it found that when the sale of the shares occurred, Caesars Entertainment received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such sale of shares; or

•	was left with inadequate capital to conduct its business; or

•	believed or reasonably should have believed that it would incur debts beyond its ability to pay.

A court would likely find that Caesars Entertainment did not receive reasonably equivalent value or fair consideration for the shares if Caesars Entertainment did not substantially benefit directly or indirectly from the sale of the shares. If a court were to void the sale of the shares you would no longer have any equity interest in CEOC. In addition, the court might direct you to repay any amounts that you already received from CEOC on account of the shares.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, Caesars Entertainment would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that Caesars Entertainment, after giving effect to the sale of the shares, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The court might also void the sale of the shares of CEOC’s common stock without regard to the above factors, if the court found that Caesars Entertainment or CEOC sold the shares with actual intent to hinder, delay or defraud its creditors. When considering whether a transaction effects a constructive or intentionally fraudulent transfer, a court may collapse a series of transactions and look beyond their formal structure to determine whether the transactions in substance were detrimental to creditors.

Claims of our stockholders against Caesars Entertainment or its subsidiaries in a Caesars Entertainment bankruptcy might be subordinated or disallowed.

Bankruptcy law allows the court to equitably subordinate claims to those of creditors or equity holders based on inequitable conduct. In addition, section 510(b) of the Bankruptcy Code mandates the subordination of any claim based on the issuance of a debtor’s equity securities to the same priority as that of common stock. A bankruptcy court may also not allow a claim for other reasons including on equitable grounds. Claims of insiders, including stockholders, are subject to heightened scrutiny and a court may find inequitable conduct in the form of overreaching or self-dealing transactions. If a claim of our stockholders is subordinated to those of creditors or other equity holders, the claim will likely receive no distribution from the bankruptcy estate unless the estate has enough assets to satisfy the non-subordinated creditors and equity holders in full; a claim that is disallowed would not share in recoveries from the estate to the extent of such disallowance. The equitably subordinated or disallowed claim need not necessarily relate to the inequitable conduct. Therefore, a damages claim arising from the rejection of an executory contract may be subordinated or disallowed based on conduct wholly unrelated to the contractual relationship itself. Under these principles, should a court determine that they are triggered in a bankruptcy of Caesars Entertainment or its other subsidiaries, claims of our stockholders may not share ratably with claims from creditors of Caesars Entertainment or other equity holders or may be disallowed.

The shares are subordinated in right of payment to our indebtedness.

The shares are subordinated in right of payment to our indebtedness. As of December 31, 2013, we had $19,589.1 million face value of outstanding indebtedness including $300.8 million owed to Caesars Entertainment. In a bankruptcy, liquidation or reorganization or similar proceeding relating to us, our stockholders will participate after all of our creditors in the assets remaining after we have paid all of our indebtedness. In any of these cases, we cannot assure you that sufficient assets will remain to make any payments to our stockholders.

Risks Relating to our Business

Our substantial indebtedness and the fact that a significant portion of our cash flow is used to make interest payments could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from making debt service payments.

We are a highly leveraged company. As of December 31, 2013, we had $19,589.1 million face value of outstanding indebtedness including $300.8 million owed to Caesars Entertainment, and our debt service obligation for the next 12 months is $1,967.1 million, which includes estimated interest payments of $1,853.7 million.

Our substantial indebtedness could:

•	limit our ability to borrow money for our working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing our indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and repayment of our indebtedness thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, developing new gaming facilities, introducing new technologies or exploiting business opportunities;

•	affect our ability to renew gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; and

•	expose us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our outstanding debt obligations.

We may be unable to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

We may be unable to generate sufficient cash flow from operations, or unable to draw under our senior secured credit facilities or otherwise, in an amount sufficient to fund our liquidity needs. Our operating cash inflows are typically used for operating expenses, debt service costs, working capital needs, and capital expenditures in the normal course of business. Our operating cash flows are consumed by our cash interest payments, which totaled $1,873.6 million in 2013. We experienced negative operating cash flows of $942.6 million in 2013, and we also expect to experience negative operating cash flows in 2014 and beyond.

We do not expect that our cash flow from operations will be sufficient to repay our indebtedness in the long term, and we will have to ultimately seek a restructuring, amendment, or refinancing of our debt. We cannot predict at this time whether we will be able to secure any such refinancing, even if market conditions and our financial condition improve between now and then. Even if refinancing alternatives were available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced. In addition, the terms of existing or future debt agreements may restrict us from securing a refinancing on terms that are available to us at that time. In the absence of such operating results and resources, we would face substantial liquidity problems and would likely be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. We could also be required to reorganize our company in its entirety. None of the Sponsors, Caesars Entertainment or any of their respective affiliates has any continuing obligation to provide us with debt or equity financing. Even if we are able to refinance our debt, any refinancing could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. For example, the interest rates on our first and second lien notes are substantially higher than the interest rates under our credit facilities. If we are unable to service our debt obligations generally, and if we are unable to refinance our debt obligations that mature in 2015 or thereafter, we cannot assure you that our company will continue in its current state or that your investment in our company will retain any value.

We may incur significantly more debt, which could adversely affect our ability to pursue certain opportunities.

We and our subsidiaries may be able to incur substantial indebtedness at any time, and from time to time, including in the near future. Although the terms of the agreements governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, as of December 31, 2013, we had $215.5 million of additional borrowing capacity available under our revolving credit facility with $100.5 million committed to back outstanding letters of credit, all of which is secured on a first priority basis.

Our debt agreements allow for one or more future issuances of additional secured notes or loans, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under our credit facilities and first lien notes. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing our outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. We have raised and expect to continue to raise debt, including secured debt, to directly or indirectly refinance our outstanding unsecured debt on an opportunistic basis, as well as development and acquisition opportunities.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our debt agreements contain, and any future indebtedness of ours would likely contain, a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries’ ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

We have pledged and will pledge a significant portion of our assets as collateral under our debt agreements. If any of our lenders accelerate the repayment of borrowings, there can be no assurance that we will have sufficient assets to repay our indebtedness.

We are required to satisfy and maintain specified financial ratios under our debt agreements. Under our credit facilities, we are required to comply on a quarterly basis with a maximum net senior secured first lien leverage test. While we were in compliance with the quarterly financial covenant as of December 31, 2013, in order to comply with such test in the future, we will need to achieve a certain amount of adjusted EBITDA and/or reduce its first lien leverage. The factors that could impact the foregoing include (a) changes in gaming trips, spend per trip and hotel metrics, which we believe are correlated to consumer spending and confidence generally and spending by consumers for gaming and other entertainment activities, (b) our ability to effect cost savings initiatives, (c) our ability to complete asset sales, (d) issuing additional second lien or unsecured debt, or project financing, (e) reducing net debt through open market purchases, privately negotiated transactions, redemptions, tender offers or exchanges, (f) equity issuances, (g) reductions in capital expenditures spending, or (h) a combination thereof. There can be no assurance that we will be successful in implementing measures to increase our adjusted EBITDA or reduce its leverage.

The net cash proceeds from the Disposition will impact the calculation of the net senior secured first lien leverage ratio going forward to the extent it reduces first lien debt or increases cash of CEOC. The Disposition is an important component of our strategy to obtain future liquidity and comply with our financial maintenance covenant.

Our ability to meet the financial ratios under our debt agreements, including the quarterly financial covenant under our credit facilities, can be affected by events beyond our control, and there can be no assurance that we will be able to continue to meet those ratios.

A failure to comply with the covenants contained in our credit facilities or our other indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our credit facilities or our other indebtedness, the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require us to apply all of our available cash to repay these borrowings.

Such actions by the lenders could cause cross defaults under our other indebtedness. For instance, if we were unable to repay those amounts, the lenders under our credit facilities and the holders of our secured notes could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under our credit facilities, or our other indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

A bankruptcy court may substantively consolidate the bankruptcy estates of Caesars Entertainment with CEOC and its subsidiaries, which would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including CEOC and its subsidiaries.

A bankruptcy court may direct CEOC or any of its subsidiaries’ substantive consolidation with Caesars Entertainment or another subsidiary of Caesars Entertainment in a bankruptcy case of Caesars Entertainment or such other subsidiary even if CEOC or its subsidiaries does not itself file a bankruptcy petition. CEOC’s or its subsidiaries’ substantive consolidation with Caesars Entertainment or its other subsidiaries in their bankruptcy cases would, among other things, allow the creditors of the bankrupt entities to satisfy their claims from the combined assets of the consolidated entities, including CEOC and its subsidiaries. This may dilute the value of distributions available for recovery to CEOC’s creditors and stockholders. In addition, substantive consolidation with Caesars Entertainment or its other subsidiaries’ bankruptcies may subject our assets and operations to the automatic stay, and may impair our ability to operate independently, as well as otherwise restrict our operations and capacity to function as a standalone enterprise.

Creditors of CEOC or Caesars Entertainment, in a CEOC or Caesars Entertainment bankruptcy, might seek to avoid the 2013 Transactions or the Referenced Transactions as a fraudulent transfer.

We may be subject to or otherwise involved in fraudulent transfer litigation that may require the return of assets transferred in the 2013 Transactions, or their value, to CEOC or Caesars Entertainment. The litigation would be costly and may divert a significant amount of management’s time and resources from the day to day operations of our business. If a court determines that the 2013 Transactions and the Referenced Transactions effected a fraudulent transfer, that may cause us to default under existing debt agreements, and there can be no assurance that CEOC’s, CERP’s or Planet Hollywood’s assets would be sufficient to repay the applicable debt. These consequences could have a material adverse effect on CEOC’s business, financial condition, results of operations and prospects.

The Disposition and the Bank Transactions may not be consummated on the terms contemplated or at all.

The consummation of the Disposition is subject to certain closing conditions, including the receipt of gaming approvals, accuracy of representations and warranties, compliance with covenants and receipt of third-party consents. In addition, the consummation of the Disposition by CAC is subject to CAC’s receipt of financing on satisfactory terms. We or Growth Partners may be unable to obtain the necessary approvals or otherwise satisfy the conditions required to consummate the Disposition on a timely basis or at all. The conditions to the consummation of the Disposition could prevent or delay the completion of the Disposition or could result in the Disposition being consummated on terms which differ from those described elsewhere in this report.

The consummation of the Bank Transactions, if commenced, will be subject to required regulatory approvals and market and other conditions, including applicable lenders’ consent, and may not occur or be commenced as described in this report or at all.

If we are unable to consummate the Disposition and/or the Bank Transactions, if applicable, it will adversely impact our liquidity and may adversely affect our ability to service our indebtedness and comply with our financial maintenance covenant. Additionally, we may be able to consummate the First Closing but unable to consummate the remainder of the Disposition. In such a case, we will not receive the portion of the Purchase Price attributable to the assets that are not sold in First Closing and the adverse impact to our financial conditions will still be applicable.

Repayment of our debt is dependent on cash flow generated by our subsidiaries.

Our subsidiaries currently own a portion of our assets and conduct a portion of our operations. Accordingly, repayment of our indebtedness is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on our indebtedness or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries we may be unable to make required principal and interest payments on our indebtedness.

We may sell or divest different properties or assets as a result of our evaluation of our portfolio of businesses. Such sales or divestitures would affect our costs, revenues, profitability and financial position.

From time to time, we evaluate our properties and our portfolio of businesses and may, as a result, sell or attempt to sell, divest or spin-off different properties or assets. For example, in November 2012, we sold our Harrah’s St. Louis property. In addition, in connection with the previously announced Growth Partners transaction, on October 21, 2013, Caesars Entertainment and its subsidiaries, including CEOC and certain of its subsidiaries, (i) contributed shares of Caesars Interactive and approximately $1.1 billion face value of senior notes previously issued by CEOC to Growth Partners in exchange for non-voting units, and (ii) sold to Growth Partners for cash the Planet Hollywood Resort & Casino in Las Vegas, our joint venture interests in a casino under development in Baltimore (Horseshoe Baltimore) and a financial stake in the management fee stream for both of those properties.

In addition, on March 1, 2014, we entered into a definitive agreement with respect to the Disposition as more fully described further in “Summary—Recent Developments—The Disposition.” The Disposition is subject to certain closing conditions, including the receipt of gaming approvals, accuracy of representations and warranties, compliance with covenants, obtaining financing and receipt of third party consents. We received approval from the Nevada Gaming Control Board on March 20, 2014 with respect to the transfer of the subsidiaries of CEOC that own the assets comprising The Cromwell, The Quad and Bally’s Las Vegas. We are currently seeking approval from the Louisiana Gaming Control Board with respect to the transfer of the subsidiary of CEOC that owns Harrah’s New Orleans. We or Growth Partners may be unable to obtain the necessary approvals or otherwise satisfy the conditions required to consummate the Subsequent Asset Transactions on a timely basis or at all. See “—The Disposition and the Bank Transactions may not be consummated on the terms contemplated or at all.”

These sales or divestitures affect our costs, revenues, profitability, financial position, liquidity and our ability to comply with our debt covenants. Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts. Expected cost savings, which are offset by revenue losses from divested properties, may also be difficult to achieve or maximize due to our largely fixed cost structure.

Reduction in discretionary consumer spending resulting from the downturn in the national economy over the past few years, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact our financial performance and our ability to access financing.

Changes in discretionary consumer spending or consumer preferences are driven by factors beyond our control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; the recent increase in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. Our business is particularly susceptible to any such changes because our casino properties offer a highly discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities we offer represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income. The economic downturn that began in 2008 and adverse conditions in the local, regional, national and global markets have negatively affected our business and results of operations and may continue to negatively affect our operations in the future. In addition, the Atlantic City gaming market in particular has seen a massive decline. For example, according to the Atlantic City Gaming Industry Impact Report, prepared by the Office of Communications, State of New Jersey Casino Control Commission, reported gaming revenues for Atlantic City properties have declined from $4,920.8 million in 2007 to $2,862.1 million in 2013. During periods of economic contraction, our revenues may decrease while most of our costs remain fixed and some costs even increase, resulting in decreased earnings. While economic conditions have improved, our revenues may continue to decrease. For example, while the gaming industry has partially recovered from 2008, there are no assurances that the gaming industry will continue to grow as a result of economic downturn or other factors. Any decrease in the gaming industry could adversely affect consumer spending and adversely affect our operations.

Additionally, key determinants of our revenues and operating performance include hotel average daily rate (“ADR”), number of gaming trips and average spend per trip by our customers. Given that 2007 was the peak year for our financial performance and the gaming industry in the United States in general, we may not attain those financial levels in the near term, or at all. If we fail to increase ADR or any other similar metric in the near term, our revenues may not increase and, as a result, we may not be able to pay down our existing debt, fund our operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on our business, financial condition, results of operations and cash flow. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect our operations.

Continued growth in consumer demand for non-gaming offerings would negatively impact our gaming revenue.

Recent trends have indicated a growing shift in customer demand for non-gaming offerings, as opposed to solely gambling, when visiting Las Vegas. According to LVCVA, 47% of Las Vegas visitors in 2012 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 39% of visitors in 2008. To the extent the demand for non-gaming offerings replaces demand for gambling, our gaming revenues will decrease, which could have an adverse impact on our business and results of operations.

We may not realize any or all of our projected cost savings, which would have the effect of reducing our LTM Adjusted EBITDA—Pro Forma, which would have a negative effect on our financial performance and negatively impact our covenant calculation and could have a negative effect on our stock price.

We have undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. While these and other identified new cost saving programs have allowed us and we expect will allow us to realize substantial savings, our continued reduction efforts may fail to achieve similar or continued savings. Although we believe, as of December 31, 2013, once fully implemented, these cost savings programs will produce additional estimated annual cost savings of $74.8 million we may not realize some or all of these projected savings without impacting our revenues. Our cost savings plans are intended to increase our effectiveness and efficiency in our operations without impacting our revenues and margins. Our cost savings plan is subject to numerous risks and uncertainties that may change at any time, and, therefore, our actual savings may differ materially from what we anticipate. For example, cutting advertising or marketing expenses may have an unintended negative affect on our revenues. In addition, our expected savings from procurement of goods may be affected by unexpected increases in the cost of raw materials.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely impact our business, financial condition, and results of operations.

We are subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where we operate have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact our business, financial condition and results of operations. For example, revenues and income from operations were negatively impacted during July 2006 in Atlantic City by a three-day government-imposed casino shutdown. Furthermore, in many jurisdictions where we operate, licenses are granted for limited durations and require renewal from time to time. For example, in Iowa, our ability to continue our gaming operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which we operate; the most recent referendum which approved our ability to continue to operate our casinos occurred in November 2010. There can be no assurance that continued gaming activity will be approved in any referendum in the future. If we do not obtain the requisite approval in any future referendum, we will not be able to operate our gaming operations in Iowa, which would negatively impact our future performance.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact our operations. For example, the City Council of Atlantic City passed an ordinance in 2007 requiring that we segregate at least 75% of the casino gaming floor as a nonsmoking area, leaving no more than 25% of the casino gaming floor as a smoking area. Illinois also passed the Smoke Free Illinois Act which became effective January 1, 2008, and bans smoking in nearly all public places, including bars, restaurants, work places, schools and casinos. The Act also bans smoking within 15 feet of any entrance, window or air intake area of these public places. These smoking bans have adversely affected revenues and operating results at our properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact our financial performance.

Furthermore, because we are subject to regulation in each jurisdiction in which we operate, and because regulatory agencies within each jurisdiction review our compliance with gaming laws in other jurisdictions, it is possible that gaming compliance issues in one jurisdiction may lead to reviews and compliance issues in other jurisdictions. For example, recent events in connection with our role with the proposed development of a casino gaming facility by Sterling Suffolk Racecourse, LLC (“Sterling Suffolk”), owner of Suffolk Downs racecourse in East Boston, Massachusetts, have resulted in reviews in several other jurisdictions arising out of a report issued to the Massachusetts Gaming Commission from the Director of the Investigations and Enforcement Bureau for the Massachusetts Gaming Commission (the “Bureau”) in October 2013. That report raised certain issues for consideration when evaluating our suitability as a qualifier in Massachusetts and made a recommendation that we had not met our burden by clear and convincing evidence to establish our suitability. Although we strongly disagree with the director’s recommendation, we withdrew our application as a qualifier in Massachusetts at the request of Sterling Suffolk. Neither we nor our affiliates were found unsuitable by any licensing authority, but other gaming regulatory agencies have asked for information about the issues raised in the report from the Bureau, and we are in the process of providing that information. We cannot assure you that existing or future jurisdictions would not raise similar questions with respect to our suitability arising out of the Bureau’s report, or with respect to matters that may arise in the future, and we cannot assure you that such issues will not adversely affect us or our financial condition.

The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. If adopted, such changes could adversely impact our business, financial condition and results of operations.

If we are unable to effectively compete against our competitors, our profits will decline.

The gaming industry is highly competitive and our competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, and geographic diversity. We also compete with other non-gaming resorts and vacation areas, and with various other entertainment businesses. Our competitors in each market that we participate may have greater financial, marketing, or other resources than we do, and there can be no assurance that they will not engage in aggressive pricing action to compete with us. Although we believe we are currently able to compete effectively in each of the various markets in which we participate, we cannot ensure that we will be able to continue to do so or that we will be capable of maintaining or further increasing our current market share. Our failure to compete successfully in our various markets could adversely affect our business, financial condition, results of operations and cash flow.

In recent years, many casino operators have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, our largest market, and competition has increased significantly. For example, CityCenter, a large development of resorts and residences, opened in December 2009, and the Genting Group has announced plans to develop a 3,500 room hotel and 175,000 square foot casino called Resorts Worlds Las Vegas, which is expected to open in 2016 on the northern end of the Strip near Circus Circus. Also, in response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including, upgrades to hotel rooms, new food and beverage offerings and new entertainment offerings. MGM has announced plans for The Park, which includes a new retail and dining development on the land between New York-New York and Monte Carlo, a renovation of the Strip-front facades of both resorts and a new 20,000 seat indoor arena for sporting events and concerts operated by AEG. Construction of The Park is expected to be complete in early 2014, with the arena expected to be complete in 2016. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of our competitors have increased competition in many markets in which we operate, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect our financial performance in certain markets.

In particular, our business may be adversely impacted by the additional gaming and room capacity in Nevada. In addition, our operations located in New Jersey may be adversely impacted by the expansion of gaming in Maryland, New York and Pennsylvania, and our operations located in Nevada may be adversely impacted by the expansion of gaming in California.

Theoretical win rates for our casino operations depend on a variety of factors, some of which are beyond our control.

The gaming industry is characterized by an element of chance. Accordingly, we employ theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, theoretical win rates are also affected by the spread of table limits and factors that are beyond our control, such as a player’s skill and experience and behavior, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at the casino may differ from theoretical win rates and could result in the winnings of our gaming customers exceeding those anticipated. The variability of these factors, alone or in combination, have the potential to negatively impact our actual win rates, which may adversely affect our business, financial condition, results of operations and cash flow.

We face the risk of fraud and cheating.

Our gaming customers may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flow.

Use of the “Caesars” brand name, or any of our other brands, by entities other than us could damage the brands and our operations and adversely affect our business and results of operations.

Our “Caesars” brand remains the most recognized casino brand in the world and our operations benefit from the global recognition and reputation generated by our brands. Generally, we are actively pursuing gaming and non-gaming management, branding, and development opportunities in Asia and other parts of the world where our brands and reputation are already well-recognized assets. In connection with such opportunities, we intend to grant third parties licenses to use our brands. Our business and results of operations may be adversely affected by the management or the enforcement of the “Caesars” brand name, or any of our other brands, by third parties outside of our exclusive control.

Any failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business.

The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. While our business as a whole is not substantially dependent on any one trademark or combination of several of our trademarks or other intellectual property, we seek to establish and maintain our proprietary rights in our business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. Despite our efforts to protect our proprietary rights, parties may infringe our trademarks and use information that we regard as proprietary and our rights may be invalidated or unenforceable. The unauthorized use or reproduction of our trademarks could diminish the value of our brand and our market acceptance, competitive advantages or goodwill, which could adversely affect our business.

We extend credit to a portion of our customers and we may not be able to collect gaming receivables from our credit players.

We conduct our gaming activities on a credit and cash basis at many of our properties. Any such credit we extend is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. We extend credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on our results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which we allow play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.

We may not realize all of the anticipated benefits of current or potential future acquisitions.

Our ability to realize the anticipated benefits of acquisitions will depend, in part, on our ability to integrate the businesses of such acquired company with our businesses. The combination of two independent companies is a complex, costly and time consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected. The difficulties of combining the operations of the companies include, among others:

•	coordinating marketing functions;

•	undisclosed liabilities; unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

We may be unable to realize in whole or in part the benefits anticipated for any current or future acquisitions.

The risks associated with our international operations could reduce our profits.

Some of our properties are located outside the United States, our acquisitions of London Clubs in 2006 and Playtika in 2011 have increased the percentage of our revenue derived from operations outside the United States. International operations are subject to inherent risks including:

•	political and economic instability;

•	variation in local economies;

•	currency fluctuation;

•	greater difficulty in accounts receivable collection;

•	trade barriers; and

•	burden of complying with a variety of international laws.

For example, the political instability in Egypt due to the uprising in January 2011 has negatively affected our properties there.

Any violation of the Foreign Corrupt Practices Act or other similar laws and regulations could have a negative impact on us.

We are subject to risks associated with doing business outside of the United States, which exposes us to complex foreign and U.S. regulations inherent in doing business cross-border and in each of the countries in which it transacts business. We are subject to requirements imposed by the Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws that generally prohibit U.S. companies and their affiliates from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our employees, contractors or agents from violating or circumventing our policies and the law. If our employees or agents fail to comply with applicable laws or company policies governing our international operations, we may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that we have violated any anti-corruption laws could have a material adverse effect on our financial condition. Compliance with international and U.S. laws and regulations that apply to our international operations increases our cost of doing business in foreign jurisdictions. We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws (“AML”) or regulations, on which in recent years, governmental authorities have been increasingly focused, with a particular focus on the gaming industry, by any of our resorts could have a negative effect on our results of operations. As an example, a major gaming company recently settled a U.S. Attorney investigation into its AML practices. On October 11, 2013, one of our subsidiaries received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN is investigating one of our subsidiaries, Desert Palace, Inc. (the owner of Caesars Palace), for alleged violations of the Bank Secrecy Act based on a BSA examination of Caesars Palace previously conducted by the Internal Revenue Service to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. Additionally, there is an ongoing federal grand jury investigation regarding AML matters. We are cooperating fully with both the FinCEN and grand jury investigations. Based on proceedings to date, we are currently unable to determine the probability of the outcome of these matters or the range of reasonably possible loss, if any.

The loss of the services of key personnel could have a material adverse effect on our business.

The leadership of Mr. Loveman, our chief executive officer, and other executive officers has been a critical element of our success. The death or disability of Mr. Loveman or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on our business. Our other executive officers and other members of senior management have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect us. We are not protected by key man or similar life insurance covering members of our senior management. We have employment agreements with our executive officers, but these agreements do not guarantee that any given executive will remain with us.

If we are unable to attract, retain and motivate employees, we may not be able to compete effectively and will not be able to expand our business.

Our success and ability to grow are dependent, in part, on our ability to hire, retain and motivate sufficient numbers of talented people, with the increasingly diverse skills needed to serve clients and expand our business, in many locations around the world. Competition for highly qualified, specialized technical and managerial, and particularly consulting, personnel is intense. Recruiting, training, retention and benefit costs place significant demands on our resources. Additionally, our substantial indebtedness and the recent downturn in the gaming, travel and leisure sectors have made recruiting executives to our business more difficult. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of our employees could have an adverse effect on us.

Acts of terrorism, war, natural disasters, severe weather and political, economic and military conditions may impede our ability to operate or may negatively impact our financial results.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of our properties in Las Vegas use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to our properties in Las Vegas. We cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq, Afghanistan and/or Syria or other countries throughout the world will continue to directly or indirectly impact our business and operating results. For example, our operations in Cairo, Egypt were negatively affected from the uprising there in January 2011. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect our properties, we would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact our business and operating results. Such events could lead to the loss of use of one or more of our properties for an extended period of time and disrupt our ability to attract customers to certain of our gaming facilities. If any such event were to affect our properties, we would likely be adversely impacted. For example, Hurricane Sandy substantially impacted tourism in New Jersey, including Atlantic City where Caesars Atlantic City is located, and the level of tourism has not yet recovered.

In most cases, we have insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although we may be covered by insurance from a natural disaster, the timing of our receipt of insurance proceeds, if any, is out of our control. In some cases, however, we may receive no proceeds from insurance.

Additionally, a natural disaster affecting one or more of our properties may affect the level and cost of insurance coverage we may be able to obtain in the future, which may adversely affect our financial position.

As our operations depend in part on our customers’ ability to travel, severe or inclement weather can also have a negative impact on our results of operations.

We are or may become involved in legal proceedings that, if adversely adjudicated or settled, could impact our financial condition.

From time to time, we are defendants in various lawsuits or other legal proceedings relating to matters incidental to our business. The nature of our business subjects us to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. For example, we may have potential liability arising from a class action lawsuit against Hilton Hotels Corporation relating to employee benefit obligations. We may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact our business, financial condition and results of operations.

Recently, CAC, Growth Partners, Caesars Entertainment, CEOC and CERP received the Letter and Caesars Entertainment and CEOC received the Second Letter. See “Summary—Recent Developments—Letters From CEOC Lenders and Noteholders.” If an action were brought with respect to any of the claims made in these letters and a court were to find in favor of the claimants, such determination could have a material adverse effect on our business, financial condition, results of operations and prospects and on the ability of our lenders and noteholders to recover on claims under our senior secured credit facilities and our notes.

We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets, which could negatively affect our future profits.

We perform our annual impairment assessment of goodwill as of October 1, or more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell businesses in our industry.

We will also perform an annual impairment assessment of other non-amortizing intangible assets as of October 1, or more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the Relief From Royalty Method and Excess Earnings Method under the income approach.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. When performing this assessment, we consider current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors.

We are dependent upon our properties for future cash flows and our continued success depends on our ability to draw customers to our properties. Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to our business, slower growth rates or lack of growth in our business have resulted in impairment charges during the years ended December 31, 2013, 2012, and 2011, and, if one or more of such events occurs in the future, additional impairment charges may be required in future periods. If we are required to record additional impairment charges, this could have a material adverse impact on our consolidated financial statements.

Caesars may be required to pay its future tax obligation on our deferred cancellation of debt income.

Under the American Recovery and Reinvestment Act of 2009, or the ARRA, Caesars Entertainment received temporary federal tax relief under the Delayed Recognition of Cancellation of Debt Income, or CODI, rules. The ARRA contains a provision that allows for a deferral for tax purposes of CODI for debt reacquired in 2009 and 2010, followed by recognition of CODI ratably from 2014 through 2018. In connection with the debt that Caesars Entertainment reacquired in 2009 and 2010, Caesars Entertainment has deferred related CODI of $3.5 billion for tax purposes (net of Original Issue Discount (“OID”) interest expense, some of which must also be deferred to 2014 through 2018 under the ARRA). Caesars Entertainment is required to include one-fifth of the deferred CODI, net of deferred and regularly scheduled OID, in taxable income each year from 2014 through 2018. Alternatively, the deferred CODI, net of deferred OID, could be accelerated into taxable income in a year an impairment transaction occurs. To the extent that Caesars Entertainment’s federal taxable income exceeds its available federal net operating loss carry forwards in those years, Caesars Entertainment will have a cash tax obligation. Caesars Entertainment’s tax obligations related to CODI could be substantial and could materially and adversely affect its cash flows as a result of tax payments.

Our business is particularly sensitive to energy prices and a rise in energy prices could harm our operating results.

We are a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on our results of operations. Accordingly, increases in energy costs may have a negative impact on our operating results. Additionally, higher electricity and gasoline prices which affect our customers may result in reduced visitation to our resorts and a reduction in our revenues. We may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as we could experience potentially higher utility, fuel, and transportation costs.

Growth Partners’ and CERP’s interests may conflict with our interests.

The interests of Growth Partners could conflict with our interests. Growth Partners is in a similar business to us and is required to first provide any potential development opportunities to Caesars Entertainment. However, Caesars Entertainment may decide to decline the opportunity for its (including our) business and permit Growth Partners to pursue the development opportunity. A committee of Caesars Entertainment’s board of directors comprised of disinterested directors will consider potential development opportunities provided to Caesars Entertainment by Growth Partners. If the committee declines an opportunity, that opportunity will be available to Growth Partners and will not be available to our businesses. Caesars Entertainment also owns CERP and the interests of CERP could conflict with our interests. CERP is in a similar business to us and the board of directors of Caesars Entertainment may decide to pursue development opportunities at CERP and such opportunity pursued by CERP may not be available for our business. As a result, our business and growth prospects could be negatively impacted. Furthermore, the consideration of business opportunities may create potential or perceived conflicts of interests between our business, on the one hand, and Growth Partners’s or CERP’s business, on the other hand. While we may retain a portion of the financial stake in any management fee to be received in connection with an opportunity provided to Growth Partners or CERP, there can be no assurances that such opportunity will be successful or that we will receive the expected fees from any opportunity.

Although certain employees of each of the Sponsors are on the boards of directors of Caesars Entertainment and CAC, the certificates of incorporation of both companies provide that neither the Sponsors nor directors have any obligation to present any corporate opportunity to Caesars Entertainment or CAC. Accordingly, the Sponsors may pursue gaming, entertainment or other activities outside of Caesars Entertainment, CEOC or CAC and have no obligation to present such opportunity to Caesars Entertainment, CEOC or CAC.

There may be a significant degree of difficulty in operating Growth Partners’ and CERP’s businesses separately from our business, and managing that process effectively could require a significant amount of management’s time.

The separation from Growth Partners’ and CERP’s businesses from our business could cause an interruption of, or loss of momentum in, the operation of our businesses. Management may be required to devote considerable amounts of time to the separation, which will decrease the time they will have to manage their ordinary responsibilities. If management is not able to manage the separation effectively, or if any significant business activities are interrupted as a result of the separation, our businesses and operating results could suffer.

We provide corporate services, back-office support and advisory and business management services though agreements to Growth Partners, CERP and their respective properties, and have also recently announced the formation of Services, LLC, a new services joint venture, the purpose of which includes the common management of the enterprise-wide intellectual property, each of which may require a significant amount of our resources and management to devote its time to efforts other than our business, which could negatively impact our business and prospects.

Pursuant to a management services agreement with Growth Partners and a shared services agreement with CERP, we provide corporate services, back-office support and advisory business management services to CAC, Growth Partners and CERP. See “Certain Relationships and Related Party Transactions.” Neither CAC nor Growth Partners has any employees and each of them and CERP only has a short history of operating casinos or online entertainment. In addition, on March 3, 2014, we announced the formation of Services, LLC , a new services joint venture, the purpose of which includes the common management of enterprise-wide intellectual property, pursuant to which, among other things, we will provide to Services, LLC a non-exclusive, irrevocable, royalty-free license that includes the intellectual property that we and our affiliates own but are used in the operation of Growth Partners’ and CERP’s assets under shared services agreements. Therefore, the business and operations of CAC, Growth Partners and CERP are dependent on the services provided by us, and ultimately by Services, LLC, and may require a significant amount of our resources and devotion of our management’s time. The additional demands associated with our providing advisory and management services to CAC, Growth Partners and CERP may impact regular operations of our business by diverting our resources and the attention of some of our senior management team away from revenue producing activities, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Any of these effects could harm our business, financial condition and results of operations.

Work stoppages and other labor problems could negatively impact our future profits.

Some of our employees are represented by labor unions. The collective bargaining agreements covering most of our Las Vegas union employees expired on May 31, 2013. A new five year agreement was finalized in January 2014, which includes a no strike provision for the term of the contract. Later this year, several collective bargaining agreements covering most of our union employees in Atlantic City will expire. We will begin negotiations for renewal agreements in the near future and are hopeful that we will be able to reach agreements with the respective unions without any work stoppage. In the event of a strike, it is possible that such actions could have a material impact on our operations. From time to time, we have also experienced attempts to unionize certain of our non-union employees. While these efforts have achieved some success to date, we cannot provide any assurance that we will not experience additional and more successful union activity in the future. The impact of this union activity is undetermined and could negatively impact our profits.

We may be subject to material environmental liability, including as a result of unknown environmental contamination.

The casino properties business is subject to certain federal, state and local environmental laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and which also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Certain of these environmental laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances. Should unknown contamination be discovered on our property, or should a release of hazardous substances occur on our property, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and cleanup costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair our ability to use the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect us even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect our business.

Our insurance coverage may not be adequate to cover all possible losses we could suffer, and, in the future, our insurance costs may increase significantly or we may be unable to obtain the same level of insurance coverage.

We may suffer damage to our property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt our business or subject it to claims by third parties who are injured or harmed. Although we maintain insurance (including property, casualty, terrorism and business interruption insurance), that insurance may be inadequate or unavailable to cover all of the risks to which our business and assets may be exposed. In several cases we maintain extremely high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss which is less than our deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on our operations and revenues.

We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause us to elect to reduce our policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future we may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.

The success of third parties adjacent to our properties is important to our ability to generate revenue and operate our business and any deterioration to their success could materially adversely affect our revenue and result of operations.

In certain cases, we do not own the businesses and amenities adjacent to our properties. However, the adjacent third-party businesses and amenities stimulate additional traffic through our complexes, including the casinos, which are our largest generators of revenue. Any decrease in the popularity of, or the number of customers visiting, these adjacent businesses and amenities may lead to a corresponding decrease in the traffic through our complexes, which would negatively affect our business and operating results. Further, if newly opening properties are not as popular as expected, we will not realize the increase in traffic through our properties that we expect as a result of their opening, which would negatively affect our business projections.

Compromises of our information systems or unauthorized access to confidential information or our customers’ personal information could materially harm our reputation and business.

We collect and store confidential, personal information relating to our customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, we handle, collect and store personal information in connection with our customers staying at our hotels and enrolling in our Total Rewards program. We may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of our business or for marketing purposes. Our collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which we operate. Privacy law is an area that changes often and varies significantly by jurisdiction. We may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit our ability to market to our customers.

We assess and monitor the security of collection, storage and transmission of customer information on an ongoing basis. We utilize commercially available software and technologies to monitor, assess and secure our network. Further, the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not us. Although we have taken steps designed to safeguard our customers’ confidential personal information, our network and other systems and those of third parties, such as service providers, could be compromised by a third party breach of our system security or that of a third party provider or as a result by purposeful or accidental actions of third parties, our employees or those employees of a third party. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of such a breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that we are adequately protecting our information.

Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, damage our reputation and expose us to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on our financial condition, results of operations and cash flow.

Our obligation to fund multi-employer pension plans to which we contribute may have an adverse impact on us.

We contribute to and participate in various multi-employer pension plans for employees represented by certain unions. We are required to make contributions to these plans in amounts established under collective bargaining agreements. We do not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. Based on the information available to us, some of the multi-employer plans to which we contribute are either “critical” or “endangered” as those terms are defined in the PPA. Specifically, the Pension Plan of the UNITED HERE National Retirement Fund is less than 65% funded. We cannot determine at this time the amount of additional funding, if any, we may be required to make to these plans. However, plan assessments could have an adverse impact on our results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, or in the event of a withdrawal by us, which we consider from time to time, or a mass withdrawal or insolvency of contributing employers, we would be required to make payments to the plan for our proportionate share of the plan’s unfunded vested liabilities. Any termination of a multi-employer plan, or mass withdrawal or insolvency of contributing employers, could require us to contribute an amount under a plan of rehabilitation or surcharge assessment that would have a material adverse impact on our consolidated financial condition, results of operations and cash flow.

Risks Related to Services, LLC

The implementation of Services, LLC’s contemplated activities is subject to regulatory and other approvals, which may be delayed or which we may not receive.

Pursuant to the terms of the Transaction Agreement, the parties have agreed to use reasonable best efforts to establish Services, LLC. Upon its implementation, Services, LLC will manage certain enterprise-wide assets of Caesars Entertainment, which will include the intellectual property that CEOC and its affiliates currently license to Growth Partners and other subsidiaries of Caesars Entertainment. The Property Management Agreements (as defined below) will also be assigned to Services, LLC subsequent to its implementation, and Services, LLC will thereafter perform the obligations of the Property Managers at each Property. Before Services, LLC can be implemented and commence these activities, however, the formation of Services, LLC, entry by all parties into the Cross-License Agreement and the assignment of the Property Management Agreements must receive regulatory approvals. We intend to file for all required regulatory approvals as soon as practicable. We cannot be sure when, or if, we will receive such approvals.

We do not control Services, LLC, and the interests of our co-investors may not align with our interests.

Growth Partners, CERP and we will be members of Services, LLC, and, upon the implementation of Services, LLC, each of us and our subsidiaries will rely on Services, LLC to provide us with intellectual property licenses and property management services, among other services. We, Growth Partners and CERP are each required to contribute as necessary to fund Services, LLC’s operating costs and capital requirements in proportion to our respective ownership interest in Services, LLC. We expect that the members of Services, LLC will be required to fund its capital expenditures in agreed portions on an annual basis. The amount we will be required to fund in future years, which is expected to be up to approximately $70 million on an annual basis based on CEOC’s approximate allocation of corporate unallocated costs and capital expenditures of approximately 69%, will be subject to the review and approval of the Services, LLC steering committee. We, Growth Partners and CERP also equally control Services, LLC through its steering committee, which will be comprised of one representative from each of us, Growth Partners and CERP. In the event that our interests do not align with those of Growth Partners or CERP, the interests of Growth Partners or CERP may be met before ours. In addition, certain decisions by Services, LLC may not be made without unanimous consent of the members, including our consent. These actions include any decision with respect to liquidation or dissolution of Services, LLC, merger, consolidation or sale of all or substantially all the assets of Services, LLC, usage of Services, LLC assets in a manner inconsistent with the purposes of Services, LLC, material amendment to Services, LLC’s operating agreement, admission of new investors to Services, LLC and filing of any bankruptcy or similar action by Services, LLC. Thus, any member of Services, LLC may block certain actions by Services, LLC that are in our interest.

CAPITALIZATION

The following table sets forth CEOC’s cash and cash equivalents and capitalization as of December 31, 2013:

•	on an actual basis;

•	on a pro forma basis after giving effect to the Disposition; and

•	on a pro forma basis after giving effect to the Disposition and the Bank Transactions.

	As of December 31, 2013
	Actual	Pro Forma for the Disposition	Pro Forma for the Disposition and the Bank Transactions
	(in millions)
Cash and cash equivalents(1)	$1,440.0	$3,199.9	$2,949.9

Debt:
Revolving credit facility(2)	$—	$—	$—
Term loan(3)	4,366.3	4,366.3	5,189.2
First lien notes(4)	6,270.9	6,270.9	6,270.9
Second lien notes(5)	3,364.8	3,364.8	3,177.1
Chester Downs senior secured notes(6)	330.0	330.0	330.0
Bill’s Gamblin’ Hall & Saloon credit facility(6)	179.8	—	—
Capitalized Lease Obligations	16.7	14.6	14.6
Subsidiary guaranteed unsecured senior debt(7)	493.3	493.3	493.3
Unsecured senior notes(8)	1,622.6	1,622.6	909.3
Other(9)	409.6	388.2	388.2

Total debt, including current portion	17,054.0	16,850.7	16,772.6
Total discounts and fees	—	—	(171.9)
Stockholder’s deficit	(5,672.2)	(5,609.3)	(5,609.3)

Total capitalization	$11,381.8	$11,241.4	$10,991.4

(1)	Excludes restricted cash of $99.4 million. Cash and cash equivalents pro forma for the Disposition includes approximately $1,815 million of cash proceeds we expect to receive from the sale of the Properties and related assets pursuant to the Transaction Agreement. If we are unable to consummate the sale of Harrah’s New Orleans, our cash and cash equivalents, on a pro forma basis, will be reduced by approximately $660 million of cash proceeds.
(2)	As of December 31, 2013, after giving pro forma effect to the Disposition and the Bank Transactions, $215.5 million of additional borrowing capacity was available under our revolving credit facility, with $100.5 million committed to back outstanding letters of credit.
(3)	Upon the closing of the acquisition by the Sponsors, CEOC entered into a seven-year $7,250.0 million term loan facility, all of which was drawn at the closing of the acquisition. The outstanding borrowings under the term loan have been increased by an incremental term loan drawn in October 2009 and $1,015.0 million of revolver commitments converted to extended term loans. The outstanding borrowings have been reduced by payments made subsequent to the acquisition. The B-1, B-2 and B-3 term loans have maturities through January 28, 2015 and, as of December 31, 2013, bore interest at 3.24% and the B-4, B-5 and B-6 term loans have maturities through January 28, 2018 and, as of December 31, 2013, bore interest at 4.49% to 9.50%. In connection with the Bank Transactions, we expect to repay the $29.0 million of B-1, B-2 and B-3 term loans in full and certain outstanding term loans. See “Summary—Recent Developments—Bank Transactions.”
(4)	Consists of the book values of the following notes: $2,095.0 million face value of 11.25% Senior Secured Notes due 2017; $1,250.0 million face value of 8.5% Senior Secured Notes due 2020; and $3,000.0 million face value of 9% Senior Secured Notes due 2020.
(5)	Consists of the book values of the following notes: $750.0 million face value of 12.75% Second-Priority Notes due 2018; $214.8 million face value of 10.0% Second-Priority Notes due 2015; $847.6 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on December 24, 2008; and $3,680.5 million face value of 10.0% Second-Priority Notes due 2018 issued in connection with the exchange offers that were consummated on April 15, 2009. Such amounts are inclusive of amounts paid in fees in connection with such exchange offers. The aggregate face value of such notes is $5,492.9 million. In connection with the Bank Transactions, CEOC expects to repay the $214.8 million face value of 10.0% Second-Priority Notes due 2015 in full.
(6)	The 9.25% Senior Secured Notes due 2020 of Chester Downs and the Bill’s Gamblin’ Hall & Saloon credit facility with an aggregate face value of $515.0 million as of December 31, 2013 are non-recourse to CEOC or any other subsidiaries of CEOC.
(7)	Consists of $478.6 million of 10.75% Senior Notes due 2016 and $14.7 million of 10.75%/11.5% Senior PIK Toggle Notes due 2018.
(8)	The “Actual” unsecured senior notes consist of the book values of the following notes: $791.8 million face value of 5.625% Senior Notes due 2015; $573.2 million face value of 6.5% Senior Notes due 2016; $538.8 million face value of 5.75% Senior Notes due 2017; and $0.2 million face value of Floating Rate Contingent Convertible Senior Notes due 2024. In connection with the Bank Transactions, CEOC expects to repay the $791.8 million face value of 5.625% Senior Notes due 2015 in full.
(9)	Consists of the book values of $62.9 million face amount of principal obligations to fund Clark County, Nevada, Special Improvement District bonds, $285.4 million face amount of 3.17% notes payable to CEC due 2017, $15.4 million face amount of 11.00% notes payable to CEC due 2019 and $45.9 million face amount of miscellaneous other indebtedness.

SERVICES JOINT VENTURE

Pursuant to the terms of the Transaction Agreement, the parties have agreed to use reasonable best efforts to establish a new services joint venture, Services, LLC among CEOC, Caesars Entertainment Resort Properties LLC and Caesars Growth Properties Holdings, LLC, a subsidiary of Caesars Growth Partners (“CGPH”). The purpose of Services, LLC includes the common management of the enterprise-wide intellectual property (including for the Total Rewards system), which will be licensed by Services, LLC to, among other parties, each of the Property Owners, and certain shared services operations across the portfolio of CEOC, CERP, Growth Partners properties. The material terms of Services, LLC have been approved by the CAC Special Committee and the CEC Special Committee. The implementation of Services, LLC, will be subject to, among others, the receipt of all required regulatory approvals. We intend to file for all required regulatory approvals as soon as practicable. There can be no assurance, however, that Services, LLC will be implemented. See “Risk Factors—Risks Related to Services, LLC.”

Set forth below is the anticipated organizational structure of Services, LLC.

As described above, following the closing of the Disposition, at Growth Partners’ request and subject to the receipt of any required regulatory approvals, the Property Management Agreements will be assigned to Services, LLC, which will thereafter perform the obligations of the Property Managers (in which case CEOC’s guarantee of the obligations under the assigned Property Management Agreements will be released).

We, Growth Partners and CERP are each required to contribute as necessary to fund Services, LLC’s operating costs and capital requirements. We expect that the members of Services, LLC will be required to fund its capital expenditures in agreed portions on an annual basis. The amount we will be required to fund in future years, which is expected to be up to approximately $70 million on an annual basis based on CEOC’s approximate allocation of corporate unallocated costs and capital expenditures of approximately 69%, will be subject to the review and approval of the Services, LLC steering committee. We, Growth Partners and CERP also equally control Services, LLC through its steering committee, which will be comprised of one representative from each of us, Growth Partners and CERP. See “Risk Factors—Risks Related to Services, LLC—We do not control Services, LLC, and the interests of our co-investors may not align with our interests.”

Upon the implementation of Services, LLC, CEOC, CERP, CGPH, Services, LLC, CLC and Caesars World, Inc. (“CWI”) and certain of their subsidiaries will also enter into an Omnibus License and Enterprise Services Agreement (the “Cross-License Agreement”). Pursuant to the Cross-License Agreement, among other things, (i) CEOC, CLC, CWI and the owners of the CEOC properties will grant a non-exclusive, irrevocable, perpetual, royalty-free license in and to all intellectual property that is owned or used by CEOC, CLC and CWI to Services, LLC, which shall include any and all current or after-acquired system-wide intellectual property (except Property Specific IP (as defined below), which includes all of the intellectual property comprising Total Rewards®, system-wide trademarks (i.e., “Buffet of Buffets”) and other system-wide materials (i.e., materials relating to responsible gaming) (the “Enterprise Assets”), (ii) the owners of the Properties, Horseshoe Baltimore and the CERP properties will grant to Services, LLC a non-exclusive, royalty-free license in and to all intellectual property (x) that is specific to any of the Properties, Horseshoe Baltimore and any other property that is controlled by CGPH, CERP or one or more of their respective subsidiaries and (y) that is owned by CGPH, CERP or one or more of their respective subsidiaries, for so long as the management agreement for the applicable property is in effect (the “Property Specific IP”), (iii) Services, LLC will grant to the owners of the Purchased Properties, Horseshoe Baltimore, the CERP properties, the CEOC properties, the managers of the Purchased Properties, the managers of the CERP properties and the managers of the CEOC properties a non-exclusive, royalty-free license in and to any and all Enterprise Assets currently licensed to such entities, for so long as the applicable Property Management Agreement is in effect, (iv) Services, LLC will grant to the owners of the Purchased Properties a non-exclusive, irrevocable, perpetual, royalty-free license in and to all intellectual property used primarily at the Purchased Properties, including following the expiration or termination of any Property Management Agreement, (v) Services, LLC will grant to the owners of the Purchased Properties an exclusive (subject to geographic limitations), irrevocable, perpetual, royalty-free license in and to the “Harrah’s” and “Bally’s” brands, including following the expiration or termination of any Property Management Agreement, (vi) Services, LLC will grant to CEOC, CLC and CWI a non-exclusive, royalty-free license in and to any and all Property Specific IP and any intellectual property specific to any CEOC property for use in connection with any uses not tied to the Purchased Properties, Horseshoe Baltimore, the CERP properties or the CEOC properties for so long as a property management agreement for the applicable property is in effect, (vii) Services, LLC will grant to CEOC, CLC and CWI a non-exclusive, irrevocable, perpetual, royalty-free license in and to any intellectual property (a) created, developed or acquired by Services, LLC, (b) that is not derivative of any intellectual property licensed to Services, LLC and (c) that is not specific to any property (with respect to a property owned by CEOC, Growth Partners or CERP) (the “Services, LLC IP”), and (viii) Services, LLC will grant to the owners of the Properties, the CERP properties, the CEOC properties, Horseshoe Baltimore, the managers of the Properties, the managers of the CERP properties and the managers of the CEOC properties a non-exclusive, royalty-free license in and to any and all Services, LLC IP for so long as a property management agreement for the applicable property is in effect. In addition, CEOC, CERP, Growth Partners, Caesars Entertainment and CGPH will continue to have access to corporate and other shared services provided by Services, LLC.